Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-139583 and 333-139582 on Form S-8 of our reports dated March 17, 2008, relating to the consolidated financial statements and financial statement schedule of ORBCOMM Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to changes in the method of accounting for uncertain tax positions, effective January 1, 2007 and the method of accounting for stock-based compensation effective January 1, 2006), and the effectiveness of ORBCOMM Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of ORBCOMM Inc. for the year ended December 31, 2007.
/s/ DELOITTE & TOUCHE LLP
New York, NY
March 17, 2008